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                                                                    Exhibit 10.5

[Date]

[Name and Address of Director Recipient]

Dear [Name]:

This letter is intended to document an award to you of [    ] shares of
restricted TALX Corporation stock granted under the TALX Corporation Outside Directors' Stock Option Plan by action of the Board of Directors on [Date].

Enclosed you will find a copy of the Plan with Amendment 1 and Amendment 2, and an Offering Circular prepared for you which summarizes the Plan and your rights with respect to the stock.

Because the stock vests over several years, we have instructed the Transfer Agent to make a book entry to indicate your ownership. You will note that you will receive dividends on the stock, and have the right to vote, and the Transfer Agent has been so instructed. You will receive a "Form 1099-Div" for the dividends.

Here are some other things to know about the award:

      - The shares of stock are restricted and vest ratably over three years.

      - Upon termination of service as a director, unvested shares of stock generally are forfeited with certain exceptions, including termination of service for death, disability or change of control.

      - If service as a director is terminated due to death, disability or change of control, stock will NOT be forfeited, but will automatically vest.

      - There is an income tax election which is available to grant recipients, which would cause tax gain to be realized at the time of the grant in exchange for capital gains treatment on later appreciation.

Of course, for a more detailed description you can review the Offering Circular and the Plan. Please call if you have any questions.

                                                               Sincerely,

                                                               Thomas C. Werner
                                                               General Counsel